May 17, 2004

Nova Scotia Securities Commission	Securities Commission of Newfoundland and Labrador

Alberta Securities Commission	Saskatchewan Financial Services Commission
Securities Division

The Manitoba Securities Commission	Office of the Administrator of the Securities Act,
New Brunswick

The Toronto Stock Exchange	Ontario Securities Commission

British Columbia Securities Commission	Registrar of Securities, Prince Edward Island

Autorité des marchés financiers

Dear Sirs:

RE: DATAMIRROR CORPORATION

The following were sent by prepaid mail to all registered shareholders of the above-mentioned Company on May 17, 2004:

X Proxy

X Notice of Meeting/Information Circular

X MD & A

X Annual Report for the Fiscal Year Ended January 31, 2004

X Annual Financial Statement for the Fiscal Year Ended January 31, 2004

However, we have not mailed to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,
CIBC MELLON TRUST COMPANY

Jo-Anne Kidd
Senior Administrator, Client Services
Direct Dial: (416) 643-5578

cc: gdee@datamirror.com

320 Bay Street, P.O. Box 1  -  Toronto, ON M5H 4A6  -  Tel 416.643.5000  -  www.cibcmellon.com

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks